UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 1, 2007

GENERAL COMMUNICATION, INC.
(Exact name of registrant as specified in its charter)

State of Alaska	0-15279	92-0072737
(State or other Jurisdiction of	Commission File Number	(I.R.S Employer
Incorporation or organization)		Identification No.)

2550 Denali Street
Suite 1000
Anchorage, Alaska	99503
(Address of Principal Executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (907) 868-5600

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

General Communication, Inc. (“GCI”) issued a press release on January 4, 2007, announcing that it closed an agreement to invest $29.5 million in Alaska DigiTel, LLC (“AKD”), an Alaska wireless provider, effective January 1, 2007. GCI’s investment in AKD was previously announced and approval was received from the Federal Communications Commission on December 22, 2006. In exchange for its investment, GCI received a majority equity interest in AKD but will not own voting control of the venture.

GCI entered into a Loan Agreement dated as of January 2, 2007 (the “Loan Agreement”) with Alaska DigiTel, LLC (“Borrower”). Under the Loan Agreement, GCI has made available to Borrower a $15.0 million revolving credit facility. Interest on the loans is payable by Borrower quarterly at a rate equal to the highest interest rate applicable to loans to GCI Holdings, Inc., an indirect, wholly-owned subsidiary of GCI, under the Amended and Restated Credit Agreement dated August 31, 2005 among GCI Holdings, Inc., Calyon New York Branch, as administrative agent, and the other lenders named therein, as amended. The loans under the Loan Agreement are secured by all personal property of Borrower and its subsidiaries, and by the membership interests in Borrower held by AKD Holdings, LLC.

The Loan Agreement provides that the outstanding loans under the revolving credit facility will convert to a term loan on December 31, 2008. Principal on the term loan will be due in quarterly installments beginning March 31, 2009 equal to 1.25% of the term loan, increasing to 2.50% beginning March 31, 2010. The remaining balance of the term loan is due on June 30, 2011.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of businesses acquired: Not Applicable

(b) Pro forma financial information: Not Applicable

(c) Exhibit:

99.1 Press release issued by General Communication, Inc. on January 4, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL COMMUNICATION, INC.
(Registrant)

Date: January 4, 2007

	By	/s/ John M. Lowber
Name: John M. Lowber
Title: Senior Vice President,
Chief Financial Officer,
Secretary and Treasurer
(Principal Financial Officer)

Exhibit Index

Exhibit No.	Description
99.1	Press release issued by General Communication, Inc. on January 4, 2007